Exhibit (h)(147)

JANUS INVESTMENT FUND

[FORM-OF]

September [ ], 2022

Janus Investment Fund

151 Detroit Street

Denver, Colorado 80206

Ladies and Gentlemen:

As you know, Section 5 of our Investment Advisory Agreement provides for compensation payable to Janus Henderson Investors US LLC (the “Adviser”) with respect to the funds listed in Schedule A (collectively, the “Funds” and each, a “Fund”). This letter is to inform you that the Adviser will waive all or a portion of its management fee (or otherwise reimburse/waive class specific expenses), as applicable, for a one-year term commencing on the effective date of the annual update to the Fund’s registration statement for the fiscal year ended June 30, 2022, under the following conditions:

For all Funds except the Global Asset Allocation Funds, Janus Henderson Developed World Bond Fund, and Janus Henderson Flexible Bond Fund:

In the event the operating expenses allocated to any class of the Fund, including the amount payable to the Adviser pursuant to Section 5 of the Investment Advisory Agreement, for any fiscal year ending on a date on which this Agreement is in effect, exceed the percentage of average daily net assets set forth in Schedule A, the Adviser shall reduce its fee payable with respect to the Fund by the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess; provided, however, there shall be excluded from such expenses the fees payable by a share class of the Fund pursuant to a Rule 12b-1 Plan; shareholder servicing fees, such as transfer agency fees (including out of pocket costs), administrative services fees and any networking/omnibus fees payable by any share class; the “Performance Adjustment” if the Fund has a performance-based investment advisory fee; as well as the amount of any items not normally considered operating expenses such as acquired fund fees and expenses, interest, dividends, taxes, brokerage commissions and extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs, and any indemnification related thereto), paid or payable by the Fund. Operating expenses shall be calculated net of balance credits and similar offset arrangements (excluding any directed brokerage arrangements). Whenever the expenses allocated to any class of the Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be offset against the monthly payment of the fee due to the Adviser and/or by the Adviser to the Fund (or applicable class). The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

For the Global Asset Allocation Funds

In the event the operating expenses allocated to any class of the Fund (excluding the expenses of any underlying fund), including the amount payable to the Adviser pursuant to Section 5 of the Investment Advisory Agreement, for any fiscal year ending on a date on which this Agreement is in effect, exceed the percentage of average daily net assets set forth in Schedule A, the Adviser shall reduce its fee payable with respect to the Fund by the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess; provided, however, there shall be excluded from such expenses the fees payable by a share class of the Fund pursuant to a Rule 12b-1 Plan; shareholder servicing fees, such as transfer agency fees (including out of pocket costs), administrative services fees and any networking/omnibus fees payable by any share class; the “Performance Adjustment” if the Fund has a performance-based investment advisory fee; as well as the amount of any items not normally considered operating expenses such as acquired fund fees and expenses, interest, dividends, taxes, brokerage commissions and extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs, and any indemnification related thereto), paid or payable by the Fund. Operating expenses shall be calculated net of balance credits and similar offset arrangements (excluding any directed brokerage arrangements). Whenever the expenses allocated to any class of the Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be offset against the monthly payment of the fee due to the Adviser and/or by the Adviser to the Fund (or applicable class). The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

For Janus Henderson Developed World Bond Fund and Janus Henderson Flexible Bond Fund

In the event the operating expenses allocated to any class of the Fund, including the amount payable to the Adviser pursuant to Section 5 of the Investment Advisory Agreement, for any fiscal year ending on a date on which this Agreement is in effect, exceed the percentage of average daily net assets set forth in Schedule A, the Adviser shall reduce its fee payable with respect to the Fund by the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess; provided, however, there shall be excluded from such expenses the fees payable by a share class of the Fund pursuant to a Rule 12b-1 Plan; shareholder servicing fees, such as transfer agency fees (but excluding out of pocket costs); the “Performance Adjustment” if the Fund has a performance-based investment advisory fee; as well as the amount of any items not normally considered operating expenses such as acquired fund fees and expenses, interest, dividends, taxes, brokerage commissions and extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs, and any indemnification related thereto), paid or payable by the Fund. Operating expenses shall be calculated net of balance credits and similar offset arrangements (excluding any directed brokerage arrangements). Whenever the expenses allocated to any class of the Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be offset against the monthly payment of the fee due to the Adviser and/or by the Adviser to the Fund (or applicable class). The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

Additional Non-Standard Waiver for Janus Henderson Short Duration Flexible Bond Fund

In addition, for any fiscal year ending on a date on which this Agreement is in effect, the Adviser shall reimburse or waive networking/omnibus fees and out-of-pocket transfer agency costs payable by any share class so that such fees, in the aggregate, do not exceed 0.06% of a share class’ average daily net assets. Such reimbursement or waiver shall be in addition to fees and expenses otherwise waived/reimbursed as noted above.

Additional Non-Standard Waiver for Janus Henderson Adaptive Global Allocation Fund

The Adviser shall additionally reimburse or waive acquired fund fees and expenses to the extent that they exceed 0.10%. Such reimbursement or waiver shall be in addition to fees and expenses otherwise waived/reimbursed as noted above.

Additional Affiliated Fund Fee Waiver for Janus Henderson Absolute Return Income Opportunities Fund

In addition, the Adviser will waive and/or reimburse to the Fund a portion of its management fee in an amount equal to a portion of the management fee it earns as investment adviser to Janus Henderson AAA CLO ETF and Janus Henderson B-BBB CLO ETF (each an “Affiliated ETF”) in which the Fund invests (if any), as set forth as follows:

1.

With respect to the Fund’s investments in the Affiliated ETF, the waiver/reimbursement amount shall be equal to the amount of the Fund’s assets invested in the Affiliated ETF, multiplied by an amount equal to the current daily unitary management fee of the Affiliated ETF, less certain asset-based operating fees and expenses incurred on a per-fund basis and paid by the Adviser with respect to the Affiliated ETF (such expenses include, but are not limited to: custody, sub-administration, transfer agency, legal, and audit) (the “Waiver Amount”).

2.	The Waiver Amount shall be calculated by the Adviser on a monthly basis and used daily for purposes of calculating the Fund’s net asset value per share.

All Funds

This waiver/reimbursement will continue in effect for a one-year term commencing on the effective date of the annual update to the Fund’s registration statement for the fiscal year ended June 30, 2022, unless otherwise terminated, revised or extended. This waiver/reimbursement is applicable only to the Fund(s) and shall not be applicable to any other series of Janus Investment Fund(s), whether now existing or hereafter created.

JANUS HENDERSON INVESTORS US LLC	JANUS INVESTMENT FUND

By:	By:

Name:	Name:
Title:	Title:

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Schedule A

Fund Name	Expense Limit (%)
Asset Allocation / Multi-Asset
Janus Henderson Adaptive Global Allocation Fund[1]	0.66
Janus Henderson Dividend & Income Builder Fund[2]	0.84
Janus Henderson Global Allocation Fund – Conservative	0.14
Janus Henderson Global Allocation Fund – Moderate	0.12
Janus Henderson Global Allocation Fund – Growth	0.14
Fixed Income
Janus Henderson Absolute Return Income Opportunities Fund[3]	0.63
Janus Henderson Developed World Bond Fund[4]	0.57
Janus Henderson Flexible Bond Fund[4]	0.45
Janus Henderson Global Bond Fund	0.59
Janus Henderson High-Yield Fund	0.63
Janus Henderson Multi-Sector Income Fund	0.64
Janus Henderson Short Duration Flexible Bond Fund[5]	0.39
Equity
Janus Henderson Adaptive Risk Managed U.S. Equity Fund[6]	0.65
Janus Henderson Mid Cap Value Fund	0.83
Janus Henderson Small-Mid Cap Value Fund	0.82
Janus Henderson Small Cap Value Fund	0.91
Money Market
Janus Henderson Government Money Market Fund	n/a
Janus Henderson Money Market Fund	n/a

1 In addition, the Adviser waives acquired fund fees and expenses for the Fund to the extent they exceed 0.10%.

2 To be renamed Janus Henderson Responsible International Dividend Fund effective October 28, 2022.

3 The Adviser has agreed to waive and or reimburse a portion of the Fund’s management fee in an amount equal to the management fee it earns as an investment adviser to any affiliated ETFs in which the Fund invests.

4 The Adviser has agreed to include networking/omnibus fees and out-of-pocket transfer agency fees in the waiver arrangement for the Fund. Networking/omnibus fees and out-of-pocket transfer agency fees are not waived under the standard waiver arrangement for other Funds.

5 The Adviser shall reimburse or waive networking/omnibus fees and out-of-pocket transfer agency costs payable by any share class so that such fees, in the aggregate, do not exceed 0.06% of a share class’ average daily net assets.

6 The Adviser has contractually agreed to waive 0.05% of its advisory fee for a period of two years commencing on June 10, 2022. This waiver is contemplated in a separate agreement.

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